Exhibit 99.1

NAPCO Announces Fourth Quarter and Fiscal Year 2017 Results

-Record Annual Sales of $87.4 Million-

-Quarterly Sales Increase 7% to a Record $25.7 Million-

- Recurring Revenues Grew 59% for the Quarter and 65% for the Year-

--Management to Host Conference Call Today at 11 a.m. ET-

AMITYVILLE, N.Y., September 5, 2017 -- NAPCO Security Technologies, Inc. (NasdaqGS: NSSC), one of the world's leading solutions providers and manufacturers of high tech electronic intrusion security, Internet of Things (IoT) connected home, video and fire systems, as well as enterprise-class access control and door locking products, today announced financial results for its fiscal year ended June 30, 2017.

Financial Highlights:

•	Net sales for the fiscal year were a record $87.4 million, up 6% from last year. Net sales for the fourth quarter were $25.7 million, up 7% from the same quarter last year.
•	Recurring revenue for the fiscal year increased 65% and now has an annual run rate of $9.7 million based on June 2017 recurring revenue.
•	Income before taxes for fiscal 2017 increased 2.5% to $6.3 million from $6.1 million a year ago.
•	Earnings per share (diluted) for the fiscal year was $0.30, as compared to $0.31 for the same period a year ago. Earnings per share (diluted) for the fourth quarter was $0.17, as compared to $0.18 last year.
•	Debt, net of cash was reduced to zero as of June 30, 2017.

Richard Soloway, Chairman and President commented, “Our investments in NAPCO’s new product entries continue to solidify the Company’s position for optimal future sales growth. The senior management team, who own approximately 38% of the Company’s outstanding equity, have interests that are aligned with that of our shareholders, i.e., driving sales, increasing profits and generating a return on equity. I was very pleased that we were able to grow our fourth quarter sales by 7% to a record breaking $25.7 million, building on 2016’s record breaking fourth quarter sales of $24.1 million. Our growing sales momentum demonstrates that increased investments in R&D, selling and marketing expenses are having a positive impact on our revenue, while still maintaining the fiscal discipline required to reduce our debt, net of cash, to zero. We believe the elevated engineering and marketing expenditure levels in fiscal 2017 will not increase significantly in fiscal 2018, which should greatly enhance our profitability as our fiscal 2017 investments generate higher sales in fiscal 2018 and beyond.”

Mr. Soloway continued “We are pleased that our new product development and marketing endeavors have resulted in us growing market penetration in the burgeoning wireless cellular communicator market category, with our StarLink® Series of Universal Alarm Communicators, both for intrusion and fire product entries. The successful entry into this market segment has enabled us to generate considerable subscription-based, recurring revenue at an annualized run rate of $9.7 million based on June’s recurring revenues.

In an effort to further expand our market presence in the cellular communicator space, as well as strongly position us in the Connected Home Services business, this past year saw the major launch of StarLink Connect®. This RMR-generating, award-winning, breakthrough product enables alarm dealers to easily upgrade existing regular alarm system installations to provide consumers with a host of Iot, Smart Home services, such as remotely operating their security systems, lighting, locks, thermostats, and video cameras, from any smart device. With a market potential for tens of millions of legacy security systems to be transformed into connected home systems, StarLink Connect also provides dealers and NAPCO with a powerful incremental RMR growth opportunity.

Launched late in fiscal 2017, the StarLink Dual Path-Fire Communicator is required in municipalities such as Los Angeles, New York City and across the country, where local fire codes require both a cellular and IP communication path of alarm signals. StarLink Fire® communicators are increasingly used in commercial applications such as hotels, office, multi-tenant residential and hospital buildings and as copper landlines disappear, millions of fire alarm control panels across the U.S. will need to be upgraded to a wireless, cellular or cellular/IP based communication technology, to protect the integrity of critical fire alarm signals getting through to central stations. With the launch of StarLink Dual Path-Fire, NAPCO now markets the most extensive and feature-rich line of commercial intrusion and fire communicators in the industry.”

Mr. Soloway added “Fiscal Year 2017 also included our Continental Division’s launch of our new CA4K® Access Control Software Platform. This launch debuted our new Access Control as a Service (ACaaS) business model, which will enable us to generate RMR from providing access control services through our integrator dealer network to end-user customers. Targeted toward medium to large end-user organizations, this solution packages all components of access control management and administration into a service, saving companies considerable expense on IT infrastructure and dedicated Human Resources/ Security personnel.

This past year, our Company continued to play a leadership role in augmenting school safety and security preparedness by training dealers, integrators and school personnel on NAPCO’s proprietary School Access-control Vulnerability Index, or SAVI, audit system. SAVI quantitatively measures a school's security level in the form of an index and takes an active approach in making security dealers and end-user school officials aware on how to significantly reduce or prevent a mass security breach. Sales have increased for our school security products, primarily for our integrated, advanced wireless locking and access control solutions, marketed by our Alarm Lock, Marks and Continental Divisions and also our high-technology alarm and communication systems, from our NAPCO Division. We take great pride in taking a leadership position in protecting colleges, universities and K-12 schools, across our country, with our advanced, integrated line of education-focused security solutions."

Mr. Soloway concluded “As a result of our considerable investment in engineering development and subsequent marketing launches in new product categories, NAPCO has greatly expanded its market potential and opportunity for future growth. We now look forward to reaping the benefits of that investment and accelerating our growth in sales and profitability. Fiscal Year 2017 was a good year to build our base for growth and we look forward to the future with the confidence that we are well-positioned for exceptional performance in Fiscal Year 2018.”

Financial Results

Net Sales for the three months ended June 30, 2017 increased to $25.7 million, as compared to $24.1 million for the same period one year ago, an increase of 7%. Net sales for the fiscal year ended June 30, 2017 increased to $87.4 million as compared to $82.5 million for the comparable period last year, an increase of 6%. Selling, general and administrative expenses for the quarter were $6.4 million, or 24.9% of sales, as compared to $5.9 million, or 24.4% of sales for the same period last year. Selling, general and administrative expenses for the fiscal year ended June 30, 2017 were $23.2 million or 26.6% of sales as compared to $21.3 million or 25.8% of sales for the comparable period last year. The increase in dollars and as a percentage of sales was primarily due to increases in selling wages and commissions as well as increased advertising and tradeshow expenditures.

Operating income for the three months ended June 30, 2017 was $3,462,000, as compared to $3,766,000 for the fourth quarter of fiscal 2016, a decrease of 8%. Operating income for the fiscal year ended June 30, 2017 was $6,378,000 as compared to $6,323,000 for the same period a year ago, an increase of 1%. Adjusted EBITDA* for the three months ended June 30, 2017 was $3.8 million, or $0.20 per diluted share, as compared to $4.1 million, or $0.22 per diluted share, for the fourth quarter of fiscal 2016, a decrease of 7%. Adjusted EBITDA* for the fiscal year ended June 30, 2017 was $7.9 million or $0.42 per diluted share as compared to $7.8 million or $0.42 per diluted share for the same period last year. (*see table attached).

Net income for the three months ended June 30, 2017 was $3.2 million, or $0.17 per diluted share, as compared to $3.4 million, or $0.18 per share, for the same quarter last year, a decrease of 6%. Net income for the fiscal year ended June 30, 2017 was $5.6 million or $0.30 per diluted share as compared to $5.8 million or $0.31 per share for the same period a year ago, a decrease of 3%.

Balance Sheet Summary

At June 30, 2017, the Company had $3.5 million in cash and cash equivalents as compared to $3.8 million as of June 30, 2016. NAPCO had working capital of $40.8 million at June 30, 2017 as compared with working capital of $36.9 million at June 30, 2016. Current ratio was 4.9:1 at June 30, 2017 and 5.1:1 at June 30, 2016.

NAPCO Security Technologies, Inc. Annual Meeting of Stockholders

NAPCO Security Technologies, Inc. Annual Meeting is set for December 12, 2017, for shareholders of record as of October 26, 2017.

Conference Call Information

Management will conduct a conference call at 11 a.m. ET today, September 5, 2017. Interested parties may participate in the call by dialing 1-877-407-4018 or for international callers, 1-201-689-8471, about 5-10 minutes prior to the start time of 11 a.m. ET. The conference call will also be available on replay starting at 2 p.m. ET on September 5, 2017 and ending on September 12, 2017 at 11:59 p.m. ET. For the replay, please dial 1-844-512-2921 domestically, or 1-412-317-6671 for international callers, and use the replay access code 13669690. In addition, the call will be webcast and will be available on the Company's website at www.napcosecurity.com.

About NAPCO Security Technologies, Inc.

NAPCO Security Technologies, Inc. is one of the world's leading solutions providers and manufacturers of high-technology electronic security, including recurring revenue, connected home, video, fire alarm, access control and door locking systems. The Company consists of four Divisions: NAPCO, its security and connected home segment, plus three wholly-owned subsidiaries: Alarm Lock, Continental Instruments, and Marks USA. Headquartered in Amityville, New York, its products are installed by tens of thousands of security professionals worldwide in commercial, industrial, institutional, residential and government applications. NAPCO products have earned a reputation for innovation, technical excellence and reliability, positioning the Company for growth in the multi-billion dollar and rapidly expanding electronic security market. For additional information on NAPCO, please visit the Company's web site at http://www.napcosecurity.com.

Safe Harbor Statement

This press release contains forward-looking statements that involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the Company's filings with the Securities and Exchange Commission.

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

June 30, 2017 and 2016

(In Thousands)

ASSETS

	2017	2016
CURRENT ASSETS

Cash and cash equivalents	$3,454	$3,805
Accounts receivable, net of reserves and allowances	20,275	19,012
Inventories	26,212	21,428
Prepaid expenses and other current assets	1,330	936
Deferred income taxes	--	703

Total Current Assets	51,271	45,884

Inventories - non-current	4,367	3,909
Deferred income taxes	644	436
Property, plant and equipment, net	6,543	6,049
Intangible assets, net	7,916	8,357
Other assets	121	134

TOTAL ASSETS	$70,862	$64,769

LIABILITIES AND STOCKHOLDERS' EQUITY

	2017	2016
CURRENT LIABILITIES
Current maturities of long term debt	$--	$300
Accounts payable	5,653	4,328
Accrued expenses	2,209	1,893
Accrued salaries and wages	2,322	2,467
Accrued income taxes	289	8
Total Current Liabilities	10,473	8,996
Long-term debt, net of current maturities	3,500	4,500
Total Liabilities	13,973	13,496
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Common Stock, par value $0.01 per share; 40,000,000 shares authorized; 21,174,507 and 21,116,743 shares issued; and 18,844,657 and 18,786,893 shares outstanding, respectively	212	211
Additional paid-in capital	16,638	16,622
Retained earnings	51,771	46,172
	68,621	63,005

Less: Treasury Stock, at cost (2,329,850 and 2,083,215 shares, respectively)	(11,732)	(11,732)
TOTAL STOCKHOLDERS' EQUITY	56,889	51,273
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$70,862	$64,769

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Three months ended June 30,		Twelve months ended June 30,
	2017	2016	2017	2016
	(In thousands, except share and per share data)

Net sales	$25,684	$24,059	$87,374	$82,513
Cost of sales	15,838	14,421	57,796	54,929

Gross Profit	9,846	9,638	29,578	27,584
Selling, general, and administrative expenses	6,384	5,872	23,200	21,261

Operating Income	3,462	3,766	6,378	6,323
Other expense:
Interest expense, net	24	40	83	179

Income before Provision for Income Taxes	3,438	3,726	6,295	6,144
Provision for income taxes	216	288	696	371

Net Income	$3,222	$3,438	$5,599	$5,773

Net Income per share:
Basic	$0.17	$0.18	$0.30	$0.31
Diluted	$0.17	$0.18	$0.30	$0.31
Weighted average number of shares outstanding:
Basic	18,845,000	18,787,000	18,809,000	18,874,000
Diluted	18,884,000	18,804,000	18,854,000	18,894,000

NAPCO SECURITY TECHNOLOGIES, INC.
NON-GAAP MEASURES OF PERFORMANCE* (Unaudited)
(in thousands)

	3 months ended June 30,		12 months ended June 30,
	2017	2016	2017	2016

Net income (GAAP)	$3,222	$3,438	$5,599	$5,773
Add back provision for income taxes	216	288	696	371
Add back interest expense	24	30	83	179

Operating Income (GAAP)	3,462	3,756	6,378	6,323
Adjustments for non-GAAP measures of performance:
Add back amortization of acquisition-related intangibles	110	131	441	529
Add back stock-based compensation expense	4	11	102	103

Adjusted non-GAAP operating income	3,576	3,898	6,921	6,955
Add back depreciation and other amortization	272	251	934	891
Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization)	$3,848	$4,149	$7,855	$7,846

Adjusted EBITDA* per Diluted Share	$0.20	$0.22	$0.42	$0.42
Weighted average number of Diluted Shares outstanding	18,884,000	18,804,000	18,854,000	18,894,000

* Non-GAAP Information. Certain non-GAAP measures are included in this press release, including EBITDA, non-GAAP operating income and Adjusted EBITDA. We define EBITDA as GAAP net income plus income tax expense (benefit), net interest expense and depreciation and amortization expense. Non-GAAP operating income does not include impairment of goodwill, amortization of intangibles, restructuring charges, stock-based compensation expense and other infrequent or unusual charges. These non-GAAP measures are provided to enhance the user's overall understanding of our financial performance. By excluding these charges our non-GAAP results provide information to management and investors that is useful in assessing NAPCO's core operating performance and in comparing our results of operations on a consistent basis from period to period. The presentation of this information is not meant to be a substitute for the corresponding financial measures prepared in accordance with generally accepted accounting principles. Investors are encouraged to review the reconciliation of GAAP to non-GAAP financial measures included in the above.

Contacts:

Patrick McKillop
Director of Investor Relations
NAPCO Security Technologies, Inc.
OP: 800-645-9445 x 374
CP: 516-404-3597
pmckillop@napcosecurity.com